Exhibit 2.2

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BUSINESS COMPANIES ACT (CAP 285)

PLAN OF MERGER

OF

INTERAMERICAN ACQUISITION GROUP INC.

(a Delaware, United States of America Corporation)

into

CNC DEVELOPMENT LTD.

(a British Virgin Islands Business Company)

1. Recitals

A. InterAmerican Acquisition Group Inc. (“Merged Company”) is the sole shareholder of CNC Development Ltd. (“Surviving Company”).

B. The Boards of Directors and stockholders of Merged Company and Surviving Company have determined that Merged Company shall be merged with and into the Surviving Company under the laws of the British Virgin Islands in a transaction qualifying under United States federal income tax law as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Merger”). The Merger is being undertaken to facilitate the business purposes of the Merged Company and its stockholders, including to consummate the acquisition of the capital stock of Sing Kung, Limited, a company incorporated under the laws of the British Virgin Islands (“Sing Kung”), from Cho Kwan, as principal stockholder of Sing Kung, and certain other stockholders of Sing Kung (the “Stock Purchase”) and the acquisition of the remaining capital stock of Sing Kung from holders of Sing Kung capital stock pursuant to an exchange offer (the “Exchange Offer”).

C. Surviving Company was formed solely to effect the Merger and has not conducted and will not conduct any business activities or operations of any kind prior to the Merger (except in connection with the Merger). Additionally, prior to the Merger, Surviving Company will not hold any assets other than a nominal amount of assets to facilitate its organization or preserve its legal existence.

D. The Merger will be consummated simultaneously with the closing of the Stock Purchase.

E. Immediately following the consummation of the Merger, the Merged Company stockholders will own all of the issued and outstanding shares of Surviving Company (other than the Surviving Company shares simultaneously issued in connection with the Stock Purchase and any Surviving Company shares issued in connection with the Exchange Offer). The Merged Company stockholders will own their Surviving Company shares solely by reason of their ownership of Merged Company stock held immediately prior to the Merger. Additionally, at the time of the Merger, the fair market value of the Surviving Company shares received by each Merged Company stockholder will be equal to the fair market value of the Merged Company stock surrendered in the Merger and no other consideration will be received by any Merged Company stockholders.

F. For United States federal income tax purposes, the parties to this agreement hereby adopt this agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

2. Plan of Merger

(a)           Names of constituent companies and surviving company.

The names of the constituent companies are InterAmerican Acquisition Group Inc., a Delaware, United States of America corporation incorporated on the 10th day of May 2005, and CNC Development Ltd., a British Virgin Islands Business Company incorporated on the 11th day of August, 2008 and the name of the Surviving Company will be CNC Development Ltd.

(b)           Designation and number of outstanding shares.

The authorized share capital of the Merged Company is 91,000,000 comprised of 90,000,000 shares of common stock, par value US$0.0001 per share, and 1,000,000 shares of preferred stock, par value US$0.0001 per share, of which 7,000,000 shares of common stock are issued and outstanding and no shares of preferred stock are issued. Each issued and outstanding share of common stock is entitled to vote on the Merger. There are 5,805,850 warrants outstanding to purchase up to 5,805,850shares of common stock.

The Surviving Company is authorized to issue 125,000,000 shares comprised of 100,000,000 common shares, par value US$0.0001 per share and 25,000,000 preferred shares, par value US$0.0001 per share, of which 1,000 common shares are issued and no preferred shares are issued.  Each issued common share is registered in the name of the Merged Company and entitled to vote on the Merger.

(c)           Terms and conditions of the merger.

On the effective date of the merger –

(i)
the separate corporate existence of the Merged Company shall cease and the Surviving Company shall succeed to all property and assets whatsoever of the Merged Company without the necessity for any separate transfer and shall be responsible for all liabilities and obligations of the Merged Company.

(ii)
0.1850734 new common shares of the Surviving Company will be issued for each outstanding share of common stock of the Merged Company and 0.8857955 new preferred shares of the Surviving Company will be issued for each outstanding share of common stock of the Merged Company.  Each common share of the Surviving Company that is owned by the Merged Company will be canceled and resume the status of authorized but unissued common shares of the Surviving Company. The Merged Company’s shares no longer will be eligible to trade on the over-the-counter bulletin board market (“OTCBB”). The shares of the Surviving Company will be eligible to trade in their place under a new CUSIP number and trading symbol. The symbol will be assigned if the market will be the OTCBB or will be as determined with the approval of the Nasdaq Stock Market if that is where the shares will trade upon consummation of the Stock Purchase transaction.

(iii)
the Surviving Company will assume the outstanding warrants of the Merged Company on the same terms as currently issued, except that in lieu of each share of Merged Company common stock issuable upon the exercise of such warrants, such warrant holder shall receive 0.1850734 common shares of the Surviving Company and 0.8857955 preferred shares of the Surviving Company.

(iv)	the number of directors of the Surviving Company shall be increased to seven.

(v)	constituent documents of the Surviving Company in effect on the effective date shall be the constituent documents of the Surviving Company.

(vi)	the closing of the Stock Purchase will be simultaneous with the time at which the Merger is effective.

3. Manner in which the Plan of Merger was authorized

The Plan of Merger was approved by a resolution of the directors of the Merged Company on the _____ day of _________________, 2009 and by the directors of the Surviving Company on the _____ day of _______________, 2009 and was authorized by the consent of the stockholders of the Merged Company on the _____ day of _________________, 2009 and by the members of the Surviving Company on the _____ day of ________________, 2009.

[Signature Follows on the Next Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Plan of Merger.

INTERAMERICAN ACQUISITION GROUP INC.

By:          ____________________________________
Name: _________________
Title: _________________

CNC DEVELOPMENT LTD.

By:          ____________________________________
Name: _________________
Title: _________________